Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 977-3000

Analogic Corporation Receives Notice Relating to Noncompliance
with NASDAQ Listing Requirements

PEABODY, MA (November 2, 2004) – Analogic Corporation (NASDAQ: ALOG), a designer and manufacturer of high precision health and security imaging equipment, announced that it received today a NASDAQ staff determination letter indicating that Analogic is not in compliance with the NASDAQ requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) as a result of its failure to file its Annual Report on Form 10-K for the year ended July 31, 2004 with the SEC. As a result, its common stock is subject to delisting from the NASDAQ National Market. As reported in its press release dated October 29, 2004, the delay in the filing of Analogic’s Annual Report on Form 10-K is due to the review being conducted by Analogic into revenue recognition procedures followed by its Camtronics subsidiary.

NASDAQ rules permit Analogic to request a hearing with a NASDAQ Listing Qualifications Panel to appeal NASDAQ’s decision to delist Analogic’s common stock. Analogic intends to make such an appeal. Analogic’s common stock will remain listed on the NASDAQ National Market pending the outcome of such appeal. While Analogic is working diligently to complete the preparation and audit of its financial statements for the year ended July 31, 2004 and to file its Annual Report on Form 10-K as promptly as possible, it can provide no assurances that the NASDAQ Listing Qualifications Panel will grant Analogic’s request for continued listing.

As a result of Analogic’s noncompliance with the NASDAQ continued listing requirements, the trading symbol for Analogic’s common stock will be changed from ALOG to ALOGE effective as of the opening of business on Thursday, November 4, 2004.

Analogic Corporation is a designer and manufacturer of advanced health and security systems and subsystems. The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information management, and Embedded Multicomputing.

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